Life Partners Holdings, Inc. Turns Corner To Profitability
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Waco,  TX  July  12, 2002 Life Partners Holdings, Inc. (LPHI: OTC BB) said today that it has "turned the corner" to profitability from its operations and anticipates accelerating profitability throughout the remainder of its fiscal year.

LPHI's chairman, Brian Pardo, said "We are seeing significant interest in viatical and life settlements as an alternative investment, especially from foreign investors, following the losses that many investors incurred in the stock market and particularly the technology sector. With the threat of terrorist attacks, accounting irregularities and general economic uncertainty, many investors are now seeking alternative investment strategies that diversify their portfolios and avoid economically sensitive investments. Our transactions provide diversification and are largely immune from economic downturns. We believe that interest from both individual and institutional investors will continue to grow steadily throughout the next fiscal year."

The company has signed agreements with and has begun purchasing policies for institutional investors from the Pacific Rim area. If the transaction flow increases as projected by these investors, the company expects to earn profits of approximately $1.00 per share after tax, not including revenue from its other transactions.

The company will file its Quarterly Report for the First Quarter of Fiscal Year 2003 with the Securities and Exchange Commission today. The Company reports a profit of $0.02 per share compared with a loss of ($.06) per share during the same period last year. The Company also said it is in sound financial condition and that it anticipates continuing to pay quarterly dividends to shareholders as authorized by its Board of Directors.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, and the value of our new contract signings, backlog and business pipeline, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-K. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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For  further  information  contact:

Dana  Yarbrough/Life  Partners  Holdings,  Inc.